Exhibit 99.1

Nkarta Appoints Manufacturing Technology Executive, Angela Thedinga, to Board of Directors

Appointment brings extensive operational expertise in supply chain and novel commercial-scale manufacturing systems

SOUTH SAN FRANCISCO, Calif. – Mar. 29, 2022 – Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, announced today the appointment of Angela M. Thedinga, MBA, MPH, to its Board of Directors.

“The speed of manufacturing innovation in cell and gene therapies in recent years has accelerated significantly. Angela is one of a handful of people who have been at the center of this activity,” said Paul J. Hastings, President and CEO of Nkarta. “Her expertise and insight in technical operations, supply chain and commercial manufacturing will be instructive for Nkarta’s operational strategy and the planned expansion of our in-house cell therapy manufacturing capabilities. We welcome her to our Board and look forward to her contributions.”

Angela Thedinga most recently served as Chief Technology Officer of Adverum Biotechnologies, where she led the process development, manufacturing and supply chain functions that supported the development of ocular gene therapies. Before joining Adverum in 2019, she held executive roles in manufacturing and supply chain management and strategy at AveXis, now Novartis Gene Therapies, to deliver the first approved gene therapy for Spinal Muscular Atrophy. Her earlier industry experience includes manufacturing strategy roles in bioprocess engineering at Abbott Laboratories and vaccine development at Novartis Vaccines and Diagnostics. She earned an MBA and MS in Chemical Engineering from the Massachusetts Institute of Technology (MIT), an MPH at the University of North Carolina, Chapel Hill, and a BS in Chemical Engineering from University of Wisconsin. She is a founding member of Chief, an organization focused on connecting and supporting women executive leaders.

“I’ve lived through the challenges of technology transfer, supply chain and commercial-scale up of disruptive in vivo, gene-engineered products,” said Angela Thedinga. “I am excited to contribute my experience and perspective to the development and delivery of off-the-shelf natural killer cell therapies. The manufacturing capabilities of Nkarta are robust and impressive, and I look forward to joining the Board and the Nkarta team as we develop next generation cell therapies for cancer patients.”

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell immunotherapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would,” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: Ms. Thedinga’s future contributions to Nkarta and the benefits of her appointment to Nkarta’s Board; Nkarta’s ability to build and advance a pipeline of NK cell therapies; expansion of Nkarta’s in-house manufacturing capabilities; and the anti-tumor activity and accessibility of Nkarta’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials, and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com